Reorganizations: On June 6, 2003, the Capital Opportunity Fund acquired all the net assets of Brundage, Story and Rose Equity Fund ("BSR Equity Fund") and the Fixed Income Fund acquired all the net assets of Brundage, Story and Rose Short/Intermediate Term Fixed-Income Fund ("BSR Fixed Income Fund"). Capital Opportunity and Fixed Income Funds are hereafter collectively referred to as the "Acquiring Funds" and BSR Equity and BSR
Fixed Income Funds are hereafter collectively referred to as the "Target Funds". These reorganizations were pursuant to Reorganization Plans approved by the Target Funds' shareholders on May 19, 2003. The transactions were structured for tax purposes to qualify as tax-free reorganizations under the Internal Revenue Code. Under each Reorganization Plan, shareholders of the Target Funds received shares in the Acquiring Funds with a value equal to their holdings in the Target Funds. The following is a summary of Shares Outstanding, Net Assets, Net Asset Values Per Share and Net Unrealized Appreciation immediately before and after the reorganizations on June 6, 2003:


Before Reorganization
Capital Opportunity Fund
Shares: 43,028,316
Net Assets: $559,949,699
Net Asset Value, per share: $13.01
Net Unrealized Appreciation: $35,284,694

BSR Equity Fund
Shares: 1,579,269
Net Assets: $25,655,402
Net Asset Value, per share: $16.25
Net Unrealized Appreciation: $6,562,164

After Reorganization
Capital Opportunity Fund
Shares: 44,999,761
Net Assets: $585,605,101
Net Asset Value, per share: $13.01
Net Unrealized Appreciation: $41,846,858

Before Reorganization
Fixed Income Fund
Shares: 5,454,656
Net Assets: $62,807,641
Net Asset Value, per share: $11.51
Net Unrealized Appreciation: $3,937,007

BSR Fixed Income Fund
Shares: 2,431,650
Net Assets: $27,678,530
Net Asset Value, per share: $11.38
Net Unrealized Appreciation: $2,326,416

After Reorganization
Fixed Income Fund
Shares: 7,858,454
Net Assets: $90,486,171
Net Asset Value, per share: $11.51
Net Unrealized Appreciation: $6,263,423